                            SEATTLE FILMWORKS, INC.


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          Tuesday, February 13, 1996


To the Shareholders of
SEATTLE FILMWORKS, INC.:

         Notice is hereby given that the Annual Meeting of Shareholders of SEATTLE FILMWORKS, INC. (the "Company") will be held at 10:00 a.m. local time on Tuesday, February 13, 1996, at The Four Seasons Hotel, Congress Room, 411 University Street, Seattle, Washington 98101, for the following purposes:

         1. To elect five (5) Directors, each to serve until the next annual meeting of shareholders or until his successor is elected and qualified;

         2. To consider and vote upon a proposal to amend the Seattle FilmWorks, Inc. 1987 Stock Option Plan and Incentive Stock Option Plan (the "Plans") to increase by 200,000 the aggregate number of shares of Common Stock available for purchase upon exercise of options granted under either Plan, to create a maximum number of options that may be granted under the Plans to any one employee in any one fiscal year and to extend the terms of the Plans until December 31, 2005, and

         3. To consider and vote upon such other business as may properly come before the meeting.

         Shareholders of record on the books of the Company at the close of business on December 12, 1995, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

                                    By Order of the Board of Directors



                                    Mich Kele Earl
                                    Secretary

1260 - 16th Avenue W.
Seattle, Washington  98119
December 29, 1995



________________________________________________________________________________

                             YOUR VOTE IS IMPORTANT
                             ======================

         Whether or not you plan to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed stamped envelope. The giving of the proxy will not affect your right to vote at the meeting if the proxy is revoked in the manner set forth in the accompanying proxy statement.


________________________________________________________________________________

                            SEATTLE FILMWORKS, INC.
                            1260 - 16th Avenue West
                           Seattle, Washington  98119



                                PROXY STATEMENT

INFORMATION REGARDING PROXIES

         This proxy statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of SEATTLE FILMWORKS, INC. (the "Company") for use at the annual meeting of shareholders to be held on Tuesday, February 13, 1996, at 10:00 a.m. local time at the Four Seasons Hotel, Congress Room, 411 University Street, Seattle, Washington 98101 and at any adjournment or adjournments thereof. Only shareholders of record on the books of the Company at the close of business on December 12, 1995 (the "Record Date") are entitled to notice of and to vote at the meeting. It is anticipated that these proxy solicitation materials and a copy of the Company's 1995 Annual Report to Shareholders will be first sent to shareholders on or about December 29, 1995.

         A proxy in the accompanying form which is properly signed, dated and returned and not revoked will be voted in accordance with the instructions contained therein. To vote on the election of directors, check the appropriate box under Item No. 1 on your proxy card. You may (a) vote for all of the director nominees as a group, (b) withhold authority to vote for all director nominees as a group, or (c) vote for all director nominees as a group except those nominees indicated to the contrary. To vote on the approval of the amendments to the Seattle FilmWorks, Inc. 1987 Stock Option Plan and Incentive Stock Option Plan check the appropriate box under Item No. 2. You may (a) vote "FOR" the proposal, (b) vote "AGAINST" the proposal, or (c) "ABSTAIN" from voting on the proposal. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to the Secretary of the Company, by executing and delivering to the Company another proxy dated as of a later date or by voting in person at the meeting.


VOTING SECURITIES AND PRINCIPAL HOLDERS

         The only voting securities of the Company are shares of Common Stock, $.01 par value (the "Common Stock"), each of which is entitled to one vote. At December 12, 1995, the Record Date for the annual meeting, there were issued and outstanding 7,153,978 shares of Common Stock of the Company. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the meeting. Shares of Common Stock underlying abstentions and broker non-votes will be considered present at the meeting for the purpose of calculating a quorum. Under Washington law and the Company's charter documents, if a quorum is present, the five nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the meeting shall be elected Directors. Abstentions and broker non-votes will have no effect on the election of directors. The proposal to amend the Seattle FilmWorks, Inc. 1987 Stock Option Plan and Incentive Stock Option Plan will be approved if the proposal receives the affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. An abstention from voting on such proposal has the effect of a vote against the proposal. Broker non-votes on the proposal will, however, have no effect because such shares are not considered "shares entitled to vote" on the proposal.

         The Common Stock is traded on the over-the-counter NASDAQ National Market System, under the NASDAQ Symbol FOTO. The last sale price for the Common Stock of the Company as reported by NASDAQ on December 12, 1995, was $20.25 per share.

         The following table sets forth information, as of November 30, 1995, with respect to all shareholders known by the Company to be the beneficial owners of more than five percent (5%) of its outstanding Common Stock. Except as noted below, each person or entity has sole voting and investment powers with respect to the shares shown.


                                 Amount and Nature               Percent of
Name and Address             of Beneficial Ownership(7)             Class
- -------------------------------------------------------------------------------

Sam Rubinstein(1)                    1,276,638                      17.7%
Suite 2720
1201 Third Avenue
Seattle, WA  98101

T. Rowe Price Associates, Inc.(2)      705,000                      10.1%
T. Rowe Price Small Cap Fund, Inc.
100 East Pratt Street
Baltimore, MD  21202

Gary Christophersen(3)                 533,950                       7.3%
1260 16th Avenue West
Seattle, WA 98119

Fidelity Management & Research
 Company(4)                            447,600                       6.4%
82 Devonshire Street
Boston, MS  02109

Robert A. Simms(5)                     561,000                       7.8%
230 Park Avenue
New York, NY 10169

Capital Consultants, Inc.(6)           355,659                       5.1%
Capital Center
2300 SW First Avenue
Portland, OR 97201

_____________________________________

         (1) Includes options to purchase 72,000 shares of Common Stock granted under the Company's 1987 Stock Option Plan which are presently exercisable or exercisable within 60 days.

         (2) The holding shown is as of February 14, 1995 as reported by T. Rowe Price Associates, Inc. ("Price Associates") in a Schedule 13G filed by Price Associates pursuant to Rule 13d-1 under the Securities Exchange Act (the "Exchange Act"). Price Associates has indicated that these shares are held by Price Associates in its capacity as investment advisor to various individual and institutional investors. According to the Schedule 13G filed by Price Associates, Price Associates has sole dispositive power with respect to the 705,000 Common Shares and T. Rowe Price Small Cap Fund, Inc. has sole voting power with respect to the 705,000 Common Shares.

         (3) Includes options to purchase 136,803 shares of Common Stock granted under the Company's 1987 Stock Option Plan which are presently exercisable or exercisable within 60 days.

         (4) The holding shown is as of February 13, 1995 as reported in a
             Schedule 13G filed by FMR Corp., the parent of Fidelity Management & Research Company, pursuant to Rule 13d-1 under the Securities Exchange Act. FMR Corp. has indicated that 422,700 of these shares are held by Fidelity Management & Research Company ("Fidelity Management"), a wholly owned subsidiary of FMR Corp., as a result of Fidelity Management's role as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Funds"). The ownership of one investment company, FidelityLow-Priced Stock Fund, amounted to 415,350 shares. Edward C. Johnson III, FMR Corp., through its control of Fidelity Management, and the Funds each has the sole power to dispose of the 422,700 shares owned by the Funds. However, the sole power to vote or direct the voting of these shares resides with the Fund's
             Boards of Trustees. Fidelity Management carries out the voting of the shares under the written guidelines established by the Funds' Board of Trustees. Additionally, FMR Corp. has indicated that Fidelity Management Trust Company ("Fidelity Trust") is the beneficial owner of 24,900 shares as a result of its serving as investment manager of the institutional accounts. Edward C. Johnson III and FMR Corp., through its control of Fidelity Trust, has the sole voting and dispositive power over the 24,900 shares owned by the institutional accounts.

         (5) The holding shown is as of November 1, 1993 as reported by an amendment to a Schedule 13D filed by Mr. Simms pursuant to Rule 13d-1 under the Exchange Act.

         (6) The holding shown is as of April 25, 1995 as reported in a Schedule 13G filed by Capital Consultants, Inc. pursuant to Rule 13d-1 under the Securities Exchange Act of 1934 (the "Exchange Act"). According to the Schedule 13G filed by Capital Consultants Inc., Capital Consultants Inc., has sole voting and dispositive power with respect to the 355,659 Common Shares.

         (7) All share data have been adjusted to reflect a three-for-two stock split distributed on March 15, 1995.


                             ELECTION OF DIRECTORS

Nominees

         A Board of Directors consisting of five Directors will be elected at the annual meeting to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. The Board of Directors has unanimously approved the nominees named below, all of whom are members of the current Board of Directors. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the five nominees of the Board of Directors named below. Although the Board of Directors anticipates that all of the nominees will be available to serve as Directors of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED BELOW.

         The following chart indicates ownership of the Company's Common Stock by each director of the Company, each executive officer named in the compensation tables appearing later in this Proxy Statement, and by all directors and executive officers as a group, all as of November 30, 1995.


                                                 Amount and Nature
                                                   of Beneficial    Percent of
Nominees:                                   Age      Ownership         Class
- -------------------------------------------------------------------------------
Gary R. Christophersen(1)                    49       533,950           7.3%

Sam Rubinstein(2)                            78     1,276,638          17.7%

Douglas A. Swerland(3)                       50        58,250            *

Craig E. Tall(4)                             49        78,764           1.1%

Peter H. van Oppen(5)                        43        18,300            *

Additional Named Executives:
- ----------------------------
Michael F. Lass (6)                          41       168,052           2.3%

Case H. Kuehn                                43           100            *

Bruce A. Ericson (7)                         46       100,972           1.4%

All current directors and executive
 officers as a group (8 persons) (8)                2,235,026          29.2%

____________________________
    *  Percent of class is less than 1%
    (1) Includes options for 136,803 shares of Common Stock granted under the Company's 1987 Stock Option Plan which are presently exercisable or exercisable within 60 days. Does not include 6,600 shares of Common Stock held in trust for Mr. Christophersen's minor children, beneficial ownership of which Mr. Christophersen disclaims.

    (2) Includes options for 72,000 shares of Common Stock granted under the Company's 1987 Stock Option Plan which are presently exercisable or exercisable within 60 days.

    (3) Includes options for 53,000 shares of Common Stock granted under the Company's 1987 Stock Option Plan which are presently exercisable or exercisable within 60 days.

    (4) Includes options for 36,000 shares of Common Stock granted under the Company's 1987 Stock Option Plan which are presently exercisable or exercisable within 60 days.

    (5) Includes options for 18,000 shares of Common Stock granted under the Company's 1987 Stock Option Plan which are presently exercisable or exercisable within 60 days.

    (6) Includes options for 114,750 shares of Common Stock granted under the Company's 1987 Stock Option Plan which are presently exercisable or exercisable within 60 days.

    (7) Includes options for 83,250 shares of Common Stock granted under the Company's 1987 Stock Option Plan which are presently exercisable or exercisable within 60 days.

    (8) Includes options for 513,803 shares of Common Stock granted under the Company's 1987 Stock Option Plan which are presently exercisable or exercisable within 60 days.

         Mr. Gary R. Christophersen, the Company's President and Chief Executive Officer, joined the Company in January 1982 as Vice President-Operations and has served as a Director of the Company since 1982. In May 1983, Mr. Christophersen became a Senior Vice President of the Company and General Manager of Seattle FilmWorks. In August 1988, Mr. Christophersen became the President and Chief Executive Officer of the Company.

         Mr. Sam Rubinstein became a Director of the Company in March 1986. From June 1985 until May 1988 he was the Chairman of the Board and Chief Executive Officer of Farwest Fisheries, Inc., a seafood processing and marketing firm. From 1974 until December 1987, Mr. Rubinstein was the Chairman of the Board and Chief Executive Officer of Bonanza Stores, Inc., an operator of variety and drug stores. From February 1984 to January 1986 Mr. Rubinstein was the Chairman of the Board and Chief Executive Officer of Whitney-Fidalgo Seafoods, Inc., another seafood processor.

         Mr. Douglas A. Swerland became a Director of the Company in October 1988. Since December 1993, Mr. Swerland has been founder and President of Swerland Apparel Ventures, Inc., a clothing superstore retailer specializing in designer clothing. From 1978 to November 1993, Mr. Swerland was the President and a Director of Jay Jacobs, Inc., which operates a chain of specialty retail apparel stores in the West with its headquarters located in Seattle, Washington. Mr. Swerland had been employed with Jay Jacobs Inc., in various capacities since 1969. Jay Jacobs, Inc. filed a voluntary petition for Chapter 11 bankruptcy protection in May 1994. Mr. Swerland is married to the niece of Mr. Rubinstein.

         Mr. Craig E. Tall became a Director of the Company in October 1988. Since September 1990, Mr. Tall has served as an Executive Vice President of Washington Mutual, Inc. In addition, from April 1987 through the present, Mr. Tall has served as Executive Vice President of Washington Mutual Bank.

         Mr. Peter H. van Oppen became a Director of the Company in October 1988. Since February 1995, Mr. van Oppen has been Chairman, President and Chief Executive Officer of Interpoint Corporation, a manufacturer of proprietary and custom electronic components and data storage libraries, located in Redmond, Washington. Mr. van Oppen became Chief Executive Officer in September 1989 and was President and Chief Operating Officer of Interpoint Corporation, from March 1987 until September 1989. From 1985 until March 1987, Mr. van Oppen served as Executive Vice President for Finance and Operations of Interpoint Corporation. Mr. van Oppen has been a director of Interpoint Corporation since 1984.


Board and Committee Meetings

         The Board of Directors of the Company held a total of fourteen meetings during the fiscal year ended September 30, 1995. Each of the incumbent Directors attended at least 75% of the aggregate of the total number of meetings held by all committees of the Board of Directors on which they served.

         The Board of Directors has an Audit Committee which consists of Messrs. Rubinstein, Swerland, Tall, and van Oppen. The function of the Audit Committee is to meet with the accounting staff of the Company and the independent certified public accountants engaged by the Company to review (i) the scope and findings of the annual audit, (ii) accounting policies and procedures and the Company's financial reporting and (iii) internal controls employed by the Company. The Committee's findings and recommendations are reported to management and the Board of Directors for appropriate action. The Audit Committee held one meeting during fiscal 1995.

         The Board of Directors has a Compensation Committee which consists of Messrs. Swerland, Tall, and van Oppen. The Committee is responsible for establishing the policies which govern the compensation of executive officers of the Company, setting compensation levels for the President and Chief Executive Officer and reviewing the compensation packages for other executive officers recommended by the President. The Compensation Committee has been appointed by the Board of Directors to administer the Company's stock option and stock purchase plans. The Compensation Committee held two meetings during fiscal 1995.

         The Board of Directors does not have a standing nominating committee. The Board of Directors will consider written proposals from shareholders for nominees or directors which are submitted to the Secretary of the Company in accordance with the procedures described below under the caption, "Shareholder Proposals for the 1996 Annual Meeting of Shareholders."


Directors' Compensation

         Currently, Directors who are not employees of the Company are each paid $500 each quarter and $200 for each Board of Directors meeting attended and $100 for each telephonic meeting of the Board. In addition, Directors are entitled to reimbursement for reasonable travel expenses, including lodging, incurred in connection with attendance at Board meetings. Pursuant to the terms of the Company's 1987 Stock Option Plan, each Director who is not an employee of the Company is automatically granted an option to purchase 9,000 shares of the Company's Common Stock, annually on the first Wednesday of March. Options granted to non-employee Directors have an exercise price equal to the fair market value of the Common Stock on the date of grant and vest at the end of the fiscal year in which they are granted.


Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires directors, certain officers and greater-than-10% shareholders ("Reporting Persons") of all publicly-held companies to file certain reports ("Section 16 Reports") with respect to beneficial ownership of such companies' equity securities.

         Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by them that no Form 5 was required, all section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to fiscal 1995 have been complied with on a timely basis except as described below.

         Due to a misunderstanding concerning applicable reporting requirements, since March 3, 1993 and until the close of the Company's 1995 fiscal year, the Company's Reporting Persons did not report the grant of stock options pursuant to the Company's 1987 Stock Option Plan. Each of Mickey Lass, Bruce Ericson, Loran Bond, Sam Rubinstein, Craig Tall, Doug Swerland and Peter van Oppen was late in the reporting of the grant of stock options on one, one, three, three, three, three and two occasions, respectively. These grants were all reported by such persons on Forms 5 filed with respect to the Company's 1995 fiscal year. In addition, on a Form 5 filed by Loran Cashmore Bond with respect to the Company's 1995 fiscal year, Ms. Bond reported late the transfer by her mother of 1,158 shares of Common Stock into the names of Ms. Bond and her mother as joint tenants with rights of survivorship. Finally, on a Form 5 filed by Case Kuehn with respect to the Company's 1995 fiscal year, Mr. Kuehn reported late the purchase by his wife of 100 shares of Common Stock into the names of Mr. and Mrs. Kuehn as joint tenants with rights of survivorship.

                       REMUNERATION OF EXECUTIVE OFFICERS


         The following table sets forth certain information concerning the compensation paid by the Company for services rendered during fiscal years 1995, 1994 and 1993 to any person who served as Chief Executive Officer during fiscal 1995 and the three most highly compensated executive officers of the Company at September 30, 1995 whose salary and bonus exceeded $100,000 in fiscal 1995:


                          Summary Compensation Table

                                         Annual Compensation     Long Term
                                         -------------------   Compensation
                                          Cash Compensation       Awards
Name of Individual and           Fiscal  -------------------  ---------------    All Other
Principal Position               Year     Salary     Bonus    Options Granted  Compensation (1)
- -------------------------------------  --------------------------------------------------------

Gary R. Christophersen             1995   $150,530   $82,850             0          $10,569
  President, Chief Executive       1994    150,530    74,301             0           12,508
  Officer and Director             1993    150,091    72,794        45,000           11,251

Michael F. Lass                    1995   $112,389   $43,505             0          $10,467
  Vice President - Operations      1994    105,934    36,109             0            8,478
                                   1993    100,905    32,623        22,500            7,426

Bruce A. Ericson                   1995   $ 97,941   $37,601             0          $ 9,121
  Vice President - Marketing       1994     92,247    30,932             0            7,434
                                   1993     85,562    28,914        22,500            6,229

Barry Kircher                      1995   $ 94,236   $31,962             0          $ 8,751
  Vice President - Research        1994     86,729    29,501        10,500            6,629
  and Development (2)              1993     79,882    20,920        12,000            5,742
- ----------------------------


            (1) These amounts represent Company contributions to the Seattle
                FilmWorks 401K Plan and payments for term life insurance.

            (2) Mr. Kircher resigned as Vice President-Research and Development of the Company as of October 1, 1995.

          The Company has stock option plans pursuant to which options to purchase Common Stock are granted to officers and key employees of the Company. The following tables show stock option grants and exercises pertaining to the executive officers of the Company during fiscal year 1995, and the year-end potential realizable value of all their outstanding options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                Individual Options Granted                             Potential Realizable
                                               ----------------------------                              Value at Assumed
                           Number of      % of Total                                                  Annual Rates of Stock
                           Securities      Options                                                    Price Appreciation For
                           Underlying     Granted to                                                     Option Term (3)
                            Options      Employees in         Exercise         Expiration             -----------------------
                          Granted (1)    Fiscal Year          Price (2)        Date                       5%        10%
- ---------------------------------------------------------------------------------------------------------------------------------
Gary R. Christophersen        0               0                      -                -                       -          -

Michael F. Lass               0               0                      -                -                       -          -

Case H. Kuehn            22,500           22.2%                 $11.50         2/8/2000                 $71,488   $157,969

Bruce A. Ericson              0               0                      -                -                       -          -

Barry Kircher (4)             0               0                      -                -                       -          -

____________________________

         (1) The Company's stock option plans are administered by the Compensation Committee of the Board of Directors, which determines to whom options are granted, the number of shares subject to each option, the vesting schedule and the exercise price. The options granted in fiscal year 1995 vest in equal annual installments over four years. All options granted to officers of the Company may be exercised for a period of 190 days following termination of employment.

         (2) All options are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The exercise price may be paid by delivery of shares already owned by the option holder with a market value equal to the aggregate exercise price. With the permission of the Compensation Committee, the exercise price may also be paid by withholding shares that would otherwise be received by the option holder.

         (3) Potential realizable value is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the five year option term. These values are calculated based upon requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance.

         (4) Mr. Kircher resigned as Vice President-Research and Development of the Company as of October 1, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES


                                                                 Number of                          Value of Unexercised
                                                             Unexercised Options                    In-the-Money Options
                                                          at September 30, 1995 (2)               at September 30, 1995(3)
                          Shares Acquired    Value       ---------------------------          -------------------------------
                           Upon Exercise   Realized (1)  Exercisable/  Unexercisable              Exercisable/  Unexercisable
- -----------------------------------------------------------------------------------------------------------------------------

Gary R. Christophersen            22,500     $333,750        136,803         22,500                $2,945,068       $390,000

Michael F. Lass                        0     $      0        114,750         11,250                $2,423,128       $195,000

Case H. Kuehn                          0     $      0              0         22,500                $        0       $236,250

Bruce A. Ericson                       0     $      0         83,250         11,250                $1,743,627       $195,000

Barry Kircher (4)                      0     $      0         23,625         13,875                $  461,698       $208,344
- ----------------------------

         (1) Value realized is calculated by subtracting the exercise price of the option from the market value of a share of the Company's Common Stock on the date of exercise and multiplying the difference thereof by the number of shares purchased.

         (2) Future exercisability is subject to vesting and the option holder remaining employed by the Company.

         (3) This value is the aggregate number of the outstanding options multiplied by the difference between the closing price of the Common Stock reported on the NASDAQ National Market System on September 29, 1995, less the exercise price of such options. There is no guarantee that if and when these options are exercised they will generate this value.

         (4) Mr. Kircher resigned as Vice President-Research and Development of the Company as of October 1, 1995.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of non-employee, outside directors. The Committee is responsible for establishing the policies which govern the compensation of executive officers of the Company, setting compensation levels for the President and Chief Executive Officer and reviewing the compensation packages for other executive officers recommended by the President. The goal of the Committee in administering executive compensation is to create a compensation plan which (i) rewards individual performance, (ii) aligns the interests of the executive with the immediate and long-term interests of the shareholders of the Company, (iii) ties a significant portion of compensation to improvements in the Company's financial performance and (iv) assists the Company in attracting and retaining key executives critical to the long-term success of the Company.

         The compensation package provided to executive officers consists primarily of (i) base salary, (ii) incentive bonus and (iii) long-term incentive in the form of stock options.

         Base Salary.  It is the goal of the Committee that the combination of
         -----------
base salary and incentive bonus paid to the Chief Executive Officer be within the approximate range of cash remuneration paid to executives performing similar duties for companies of comparable size in the Pacific Northwest. Although generally available data on the compensation of chief executive officers in the Pacific Northwest is considered, the experience of the members of the Committee and their knowledge of the community and industry practice is the primary basis for this determination.

         At his request, the base salary of the Chief Executive Officer has been maintained at the present level since 1993. The Chief Executive Officer has requested additional benefits each year in lieu of a salary increase. During that period, incentive bonus payments to the CEO have risen sufficiently to meet the Committee's compensation goal.

         Base salaries for executive officers other than the CEO are determined annually by the President and reviewed by the Committee. In determining salary adjustments for executive officers, the CEO considers the individual officer's historical performance against his or her job responsibilities and personal compensation packages provided to executives performing similar duties for companies of comparable size in the Pacific Northwest, the rate of inflation, salary adjustments to be awarded to other executive officers of the Company, and other subjective factors.

         Incentive Bonus.  The Company has an annual incentive compensation plan
         ---------------
pursuant to which executive officers and other managers and supervisory personnel (approximately 50 persons during fiscal 1995) are eligible to receive cash bonuses based on the Company's and their personal performance during the year (the "Incentive Plan"). The factors used in determining pay outs under the Incentive Plan are a specified percentage of each participant's base salary ("eligible base salary"), his or her performance against personal performance goals and the overall difference between the Company's actual operating income before tax and bonus compared to the targeted growth in such income for the year ("Corporate Performance Percentage"). The Incentive Plan sets eligible base salary percentages for the CEO and all other executive officers at 43.5 and 30 percent, respectively. The portion of each participant's eligible base salary which will be multiplied by the Corporate Performance Percentage for the year is determined based on points awarded for each participant's actual performance against his or her personal performance goals. Performance goals for each executive officer are determined by the CEO at the beginning of the fiscal year and reviewed by the Committee. Examples of individual performance goals included net revenue targets, labor costs, administrative and overhead expenses and employee turnover. The portion of the CEO's eligible base salary which is used for determining his annual Incentive Plan pay out is based on a weighted average of the performance scores of the various managers who report to him.
The total pay out pursuant to the Incentive Plan is subject to a maximum of 15% of income before tax and bonuses and no pay out will occur for any year for which the Company falls more than 43% short of targeted growth in income before tax and bonuses for that year. Subjective assessments of performance may result in adjustments in individual awards.

         Stock Option Plans. The Committee administers the Company's stock
         ------------------
option plans under which options to purchase the Company's Common Stock may be granted in an effort to align the interest of management with those of shareholders and provide a reward for long-term performance. Historically, options granted by the Company have been granted with an exercise price equal to the market price of the Company's stock on the date of grant. Accordingly, options will have value to the holder only if the Company's stock price increases. Outstanding options generally become exercisable at a rate of 25% per year. Options are granted from time to time to executive officers and other management and supervisory personnel based on recommendations of the CEO, with the size of grants generally falling within predetermined ranges tied to job grade. In administering the Company's stock option plans, the Committee generally has sought to limit outstanding options to approximately ten percent or less of outstanding shares. At the end of fiscal 1995, outstanding options as a percent of the outstanding shares of common stock was 12.1% primarily due to the repurchase of 750,000 shares of common stock on July 20, 1994.

                                           COMPENSATION COMMITTEE
                                           Peter van Oppen, Chairman
                                           Douglas A. Swerland
                                           Craig E. Tall

                         STOCK PRICE PERFORMANCE GRAPH

         Shown on this page is a line-graph comparing cumulative total shareholder return on Seattle FilmWorks, Inc. Common Stock for each of the last five fiscal years to the cumulative total return for the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index") and the NASDAQ Retail Index. This cumulative return includes the reinvestment of cash dividends.

                    COMPARISON OF 5-YEAR CUMULATIVE RETURN
                         Among Seattle FilmWorks, Inc.
                     S&P 500 Index and NASDAQ Retail Index



MEASUREMENT PERIOD       SEATTLE FILMWORKS, INC.   S&P 500     NASDAQ
(FISCAL YEAR COVERED)                              INDEX     RETAIL INDEX
       1990                   $ 100                $100          $100
       1991                     251                 126           181
       1992                     314                 135           182
       1993                     400                 150           206
       1994                     859                 150           203
       1995                    1553                 191           223


PROPOSAL TO APPROVE AMENDMENTS TO THE COMPANY'S 1987 STOCK OPTION PLAN AND INCENTIVE STOCK OPTION PLAN

         At the Annual Meeting, the shareholders of the Company will be asked to approve three amendments to the Company's 1987 Stock Option Plan (the "1987 Plan") and Incentive Stock Option Plan ("Incentive Plan" and collectively, the "Plans") as described below.

Proposed Amendments

As of November 30, 1995, there were 124,351 shares of Common Stock available for future grants under the Plans. The Board of Directors believes that additional shares should be reserved for issuance under the Plans to enable the Company to attract and retain key employees through the granting of options under the Plans. Accordingly, on November 13, 1995, the Board of Directors approved an amendment to the Plans, subject to shareholder approval, to increase by 200,000 shares the aggregate number of shares of Common Stock available for purchase upon exercise of options granted under either of the Plans. This pool of shares will be available both for discretionary grants to employees and officers as well as for automatic grants to directors under Section 6 of the 1987 Plan. The Board of Directors believes that the Plans have contributed to strengthening the incentive of participating employees to achieve the objectives of the Company and its shareholders by encouraging employees to acquire a greater proprietary interest in the Company.

The Second amendment to the Plans provides that no participant will be granted options to acquire more than 250,000 shares of Common Stock in any fiscal year. This limitation adjusts proportionately in connection with any change in the Company's capitalization. The Board of Directors believes that this amendment is necessary for the Plans to comply with the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), which limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated executive officers in any taxable year beginning or after January 1, 1994. Under final regulations, compensation received through the exercise of an option will not be subject to the $1,000,000 limit if the option and the plan meet certain requirements. One such requirement is that shareholders approve a per-employee limit on the number of shares as to which options may be granted during any specific period. Other requirements are that the options be granted by a committee consisting solely of at least two outside directors and that the exercise price of the option be not less than the fair market value of the Common Stock on the date of grant. Accordingly, the Company believes that if the proposed amendments are approved by shareholders, compensation received on exercise of options granted under the Plans in compliance with all of the above requirements will not be subject to the $1,000,000 deduction limit.

The third amendment extends the term of both the Incentive Plan and the 1987 Plan until December 31, 2005. Currently, no options may be granted under the Incentive Plan after November 23, 2002 or under the 1987 Plan after February 28, 1997.

The affirmative vote of at least majority of the shares of Common Stock present in person or represented by Proxy at the 1995 Annual Meeting and entitled to vote on the proposal is required for approval of the amendments to the Plans. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENTS TO THE PLANS. Unless instructed otherwise, it is the intention of the person named in the accompanying form of proxy to vote shares represented by properly executed proxies in favor of the proposed amendments to the Plans.

Description of the Company's Stock Option Plans

The following summary of the Plans is qualified in its entirety by the full text of the Plans, copies of which may be obtained by shareholders of the Company upon written request directed to the Company's Secretary at the address listed on the first page of this Proxy Statement. What follows is a brief description of the material provisions of the Plans.

In February 1987, the Company's Board of Directors adopted, and the shareholders approved, the 1987 Plan. In March 1982, the Company's Board of Directors adopted, and the shareholders approved, the Incentive Plan. The Incentive Plan is intended to provide for the grant of options which qualify as "Incentive Stock Options" under Section 422 of the Internal Revenue Code of 1986, as amended.

The Plans currently provide for the grant of options to acquire up to 2,868,750 shares of Common Stock to key employees (including officers) and, in the case of the 1987 Plan, to directors and officers of the Company, subject to adjustment for stock dividends, stock splits, reverse stock splits and other similar changes in the Company's capitalization. In addition, under the 1987 Plan, each year, on the first Wednesday of March, each director who is not an employee of the Company automatically is granted an option to purchase 9,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.

The Compensation Committee of the Board of Directors has been authorized to administer the Plans (the "Plan Administrator"). Except for options granted to non-employee Directors, the Plan Administrator has the authority to determine optionees, the expiration date of each option, the number of shares to be covered by each option and the vesting schedule for each option. The Plan Administrator also has authority to amend or modify the Plans. However, the Plan Administrator shall make no amendments with respect to an outstanding option over the objection of the holder thereof.

Options may be granted under the Incentive Plan to such regular, full-time key employees of the Company or of any related corporation as the Plan Administrator may select. Options may be granted under the 1987 Plan to any officer, director, consultant or independent contractor of the Company or of any related corporation.

No person may receive options under the Incentive Plan which provide for the exercise for the first time during any calendar year of options to acquire shares of Common Stock with an aggregate market value (determined at the date of the grant) in excess of $100,000. In addition to these limitations, any options granted under the Incentive Plan prior to January 1, 1987 must be exercised by the holder thereof in the order in which he received such options.

Options granted pursuant to the Plans must vest before they may be exercised. The vesting schedule of both Plans is designed to ensure that the Company receives the benefits of options granted pursuant to the Plans and is determined by the Plan Administrator at the time of grant. Notwithstanding any vesting schedule, the 1987 Plan permits the Plan Administrator to accelerate the vesting of options at such times as shall be determined by the Plan Administrator in its sole discretion. In August 1990 the Board of Directors amended the Plans to provide for the immediate vesting of all outstanding options upon the occurrence of certain events unless a majority of the Board of Directors determines otherwise. In general, such events include (i) the acquisition by any person of 30% or more of any class of the Company's voting equity securities, (ii) the purchase of 30% or more of any class of the Company's stock pursuant to any tender or exchange offer made by any person other than the Company, or (iii) the approval by the Company's shareholders of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the Company's outstanding stock. Under certain circumstances, accelerated vesting could have the effect of delaying deferring or preventing unfriendly offers or other efforts to obtain control of the Company and could thereby deprive the shareholders of opportunities to receive a premium on their Common Stock and could make removal of incumbent management more difficult. On the other hand, accelerated vesting may induce any person seeking control of the Company or business combination with the Company to negotiate on terms acceptable to the Board of Directors.

Options granted pursuant to the Incentive Plan terminate upon the occurrence of the first of the following events; (i) the expiration of the term of the option as designated by the Board of Directors at the time the option is granted (which shall not be more than ten years); (ii) the expiration of three months from the date of the option holder's termination of employment for any reason other than death or disability; or (iii) one year after the death or disability of the option holder.

Options granted pursuant to the 1987 Plan terminate upon the occurrence of the first of the following events: (i) the expiration of the term of the option, as designated by the Plan Administrator at the time the option is granted (which shall not be more than eleven years); (ii) the expiration of 95 days from the date of the option holder's termination of employment for any reason whatsoever other than death or disability (190 days if the employee is an officer or Director), or, in the case of option holders who are not employees of the Company, the expiration of 95 days from the date that the option holder ceases to provide services to or on behalf of the Company (unless the exercise period is extended by the Plan Administrator to a date not later than the expiration date of the option) or (iii) the expiration of one year from the date of death of the option holder or the date of termination of employment or provision of services by reason of disability.

Options are nontransferable except by will or the laws of descent and distribution. The exercise price of options granted pursuant to the Incentive Plan must be no less than the fair market value of the Common Stock (110% of fair market value for shareholders owning more than 10% of the Company's Common Stock) on the date the option is granted. The exercise price of options granted pursuant to the 1987 Plan shall not be less than 50% of the fair market value of the Common stock on the date of grant. The Plans permit option holders to exercise options by cash payments, by the exchange of previously purchased shares of Common Stock or by having shares withheld from the amount of shares to be received by the optionee upon exercise or, in the case of options granted under the 1987 Plan, by complying with any other payment mechanism approved by the Plan Administrator. Currently, no options may be granted under the Incentive Plan after November 23, 2002 or under the 1987 Plan after February 28, 1997. The proposed amendments to the Plans would extend the term of both the Incentive Plan and 1987 Plan to December 31, 2005.

At November 30, 1995, options to purchase an aggregate of 859,179 shares of Common Stock were outstanding under the Plans and a total of 124,351 options remained available for grant. The outstanding options granted pursuant to the Plans were held by 112 individuals and were exercisable at prices from $.47 to $22.75 per share. In fiscal 1995, options to purchase an aggregate of 101,550 shares of Common Stock were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant resulting in an average price of $12.70 per share.


              FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN
                        THE COMPANY'S STOCK OPTION PLAN

Set forth below is a summary of the federal income tax consequences pertaining to participation in the Plans. The summary is not comprehensive and is intended merely to provide basic information with respect to the federal income tax treatment applied to the Plans. Although the Company believes the following statements are correct based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the legislative history and administrative and judicial interpretations thereof, no assurance can be given that legislative, administrative or judicial changes or interpretations will not occur which would modify such statements. Each participant in the Plans should consult his or her own tax advisor concerning the tax consequences of participating in the Plans and disposing of Common Stock issued under the Plans because individual financial and federal tax situations may vary, and state and local tax considerations may be significant.

Options granted under the Incentive Plan are intended to qualify as "incentive stock options" ("ISO") for federal income tax purposes. Under federal income tax law currently in effect, the optionee will recognize no income upon grant or exercise of the ISO. Federal income tax upon any gain resulting from exercise of an ISO is deferred until the optioned shares are sold by the optionee. The gain resulting from the exercise of an ISO is included in the alternative minimum taxable income of the optionee and may, under certain conditions, be taxed under the alternative minimum tax.

If an employee exercises an ISO and does not dispose of any of the optioned shares within two years following the date of grant and within one year following the date of exercise, then any gain upon subsequent disposition will be treated as long-term capital gain for federal income tax purposes. If any employee disposes of shares acquired upon exercise of any ISO before the expiration of either the one-year or the two-year holding period, any amount realized will be taxable for federal income tax purposes as ordinary income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price.

The Company will not be allowed any deduction for federal income tax purposes either at the time of the grant or exercise of an ISO. Upon any disqualifying disposition by an employee, the Company will generally be entitled to a deduction to the extent the employee realizes ordinary income.

Options granted under the 1987 Plan are intended to be "nonqualified stock options" ("NQSO") for federal income tax purpose. Under federal income tax law presently in effect, no income is realized by the holder of an NQSO until the option is exercised. At the time of exercise of an NQSO, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price (the "Option Spread Amount"). The Company's deduction is conditioned upon withholding the appropriate portion of the Option Spread Amount. Upon sale of shares acquired upon exercise of an NQSO, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will constitute long-term capital gain if the shares have been held for the required holding period.

         The affirmative vote of at least a majority of shares of Common Stock of the Company present in person or represented by proxy at the 1995 Annual Meeting is required to approve the increase in the aggregate number of shares available for purchase upon exercise of option granted under the 1987 Plan, and to create a maximum number of options that may be granted under the Plan to any one employee in any one fiscal year.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENTS TO INCREASE BY 200,000 SHARES THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR PURCHASE UPON EXERCISE OF OPTIONS GRANTED UNDER THE 1987 PLAN, AND TO CREATE A MAXIMUM NUMBER OF OPTIONS THAT MAY BE GRANTED UNDER THE PLAN TO ANY ONE EMPLOYEE IN ANY ONE FISCAL YEAR.


                            INDEPENDENT ACCOUNTANTS

         The Company has selected Ernst & Young to continue as its principal independent accountants for the current year. Representatives of Ernst & Young are expected to be present at the annual meeting and have the opportunity to make a statement if they so desire and to respond to appropriate questions.


                                 OTHER BUSINESS

         As of the date of this Proxy Statement, management knows of no other business which will be presented for action at the meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.


                             SHAREHOLDER PROPOSALS
                  FOR THE 1996 ANNUAL MEETING OF SHAREHOLDERS

         Shareholder proposals to be presented at the 1996 Annual Meeting of Shareholders must be received at the Company's executive offices by August 31, 1996, in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

                            SOLICITATION OF PROXIES

         The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company may engage an outside proxy solicitation firm to render proxy solicitation services and, if so, will pay a fee for such services. Solicitations of proxies may be made personally, or by mail, telephone, telecopier or messenger. The Company, if requested, will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.


                                   By Order of the Board of Directors



                                   Mich Kele Earl
                                   Secretary

December 29, 1995
Seattle, Washington

The Board of Directors recommends a vote "For all nominees" in Item 1 and "FOR"
Item 2.

I plan to attend the meeting [_]

1. ELECTION OF DIRECTORS: Election of the Following nominees to serve as directors for a one-year term or until their respective successors are elected and qualify: Gary R. Christophersen, Sam Rubinstein, Douglas A. Swerland, Craig E. Tall, Peter H. Van Oppen

     FOR                   WITHHOLD                    WITHHOLD
     all                   AUTHORITY                   AUTHORITY
   Nominees         to vote for all nominees       for the following
                                                     Nominees only:
     [_]                      [_]                (write the name of the
                                                Nominee(s) in this space)


                                                -------------------------

2. Approval of amendments to the Company's 1987 Stock Option Plan and Incentive Stock Option Plan to increase the number of shares of common stock available for purchase under such Plans, to create a maximum number of options that may be granted under the Plans to any one employee in any one fiscal year, and to extend the terms of the Plans, as described in the accompanying proxy statement.

                          FOR     AGAINST     ABSTAIN
                          [_]       [_]         [_]

   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, AND "FOR" ITEM 2.

   Dated:________________________________________________________________, 1996


   ____________________________________________________________________________
                                   Signature

   ____________________________________________________________________________
                          Signature (if held jointly)

   Please sign exactly as your name appears on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships, and associations and give his or her title.

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                  "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
                 PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"
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